Exhibit 99.1

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July 16, 2020

PG&E Responds to CAL FIRE’s Finding on 2019 Kincade Fire in Sonoma County

Company Remains Focused on Reducing Wildfire Risk Throughout Northern and Central California
SAN FRANCISCO, Calif. — Pacific Gas and Electric Company (PG&E) today issued the following statement in response to the release of information by the California Department of Forestry and Fire Protection (CAL FIRE) regarding the October 2019 Kincade Fire:

We appreciate all the heroic efforts of the first responders who fought the 2019 Kincade Fire, helped local citizens evacuate and made sure no one perished in the fire.

We are aware of CAL FIRE’s news release stating that PG&E facilities caused the fire. At this time, we do not have access to CAL FIRE’s investigative report or the evidence it has collected. We look forward to reviewing both at the appropriate time.

We want our customers and communities to know that safety is our most important responsibility and that we are working hard every day to reduce wildfire risk throughout our service area.

The Kincade Fire began on October 23, 2019, northeast of Geyserville in Sonoma County, Calif. On October 24, 2019, PG&E filed an Electric Incident Report with the California Public Utilities Commission (CPUC) related to the Kincade Fire.

Ongoing Work to Reduce Wildfire Risk

The wildfire safety actions and programs described in PG&E’s 2020 Wildfire Mitigation Plan detail the company’s comprehensive Community Wildfire Safety Program designed to address the growing threat of extreme weather and wildfires across PG&E’s service area. Ongoing and expanded efforts include new grid technology, hardening of the electric system, enhanced vegetation management, and real-time monitoring and situational awareness tools such as high-definition cameras and hundreds of weather stations to better understand how severe weather can impact the system. Key wildfire safety improvements PG&E has made in recent years are detailed here.

Forward-Looking Statements

This news release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and Pacific Gas and Electric Company, including but not limited to, statements about PG&E’s ongoing work to reduce wildfire risk. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and Pacific Gas and Electric Company’s joint annual report on Form 10-K for the year ended December 31, 2019, their joint quarterly report on Form 10-Q for the quarter ended March 31, 2020, and their subsequent reports filed with the Securities and Exchange Commission (the “SEC”), which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and Pacific Gas and Electric Company. PG&E Corporation and Pacific Gas and Electric Company undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 23,000 employees, the company delivers some of the nation’s cleanest energy to 16 million people in Northern and Central California. For more information, visit pge.com and pge.com/news.

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